Exhibit 10.54

Brainstorm Cell Therapeutics Inc.

4th Amendment to the Second Amended and Restated Director Compensation Plan

(adopted October 28, 2021)

This 4th Amendment to the Second Amended and Restated Director Compensation Plan is hereby adopted by the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Corporation”) and amends the Second Amended and Restated Director Compensation Plan of the Corporation dated July 9, 2014, as amended by the 1st Amendment to the Second Amended and Restated Director Compensation Plan dated April 29, 2015, the 2nd Amendment to the Second Amended and Restated Director Compensation Plan dated February 26, 2017 and the 3rd Amendment to the Second Amended and Restated Director Compensation Plan dated July 13, 2017 (as amended, the “Plan”), with effect from the date of adoption by the Board, as follows:

Section 2 of the Plan be amended and restated in its entirety as follows:

2.            Eligible Participants. Any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or affiliates (an “Independent Director”) is an eligible participant. However, Dr. June S. Almenoff and Dr. Menghisteab Bairu shall not be entitled to receive annual director awards under the Plan, but are entitled to committee compensation under the Plan in the event that they qualify for and serve as a member of any committee of the Board.

Section 13 of the Plan be amended and restated in its entirety as follows:

13.          No Right to Any Other Compensation. Other than with respect to Dr. June S. Almenoff and Dr. Menghisteab Bairu, this Plan constitutes the full and complete compensation to an Independent Director for all services as a director of the Corporation, whether as a member of the Board of Directors, a member of a committee of the Board of Directors, or as Chairperson of the Board of Directors.